Exhibit 99.1

Complete Production Services, Inc. Reports Third Quarter 2011 Earnings from Continuing Operations of $0.75 Per Diluted Share

Houston—(Business Wire)—October 26, 2011—Complete Production Services, Inc. (NYSE: CPX) today reported third quarter revenue of $590.3 million, Adjusted EBITDA (as defined below) of $157.3 million, operating income of $108.6 million and net income from continuing operations of $59.3 million, or $0.75 per diluted share.

Revenue for the Completion and Production Services segment during the third quarter of 2011 was $535.6 million, an increase of $43.7 million over the prior quarter. Adjusted EBITDA for the segment was $154.2 million in the third quarter of 2011, up $9.3 million versus the second quarter of 2011.

Drilling Services segment revenue was $54.7 million during the third quarter of 2011, an increase of $2.3 million over the second quarter of 2011. Adjusted EBITDA for the segment was $14.4 million in the third quarter of 2011, an increase of $0.6 million compared to the previous quarter.

Compared to the third quarter of 2010, consolidated revenue increased $180.0 million, or 44%, Adjusted EBITDA increased $46.2 million, operating income increased $42.1 million, and net income from continuing operations increased $27.7 million, or $0.34 per diluted share.

As previously reported, third quarter 2011 results were adversely impacted by several items that are not expected to affect future results, including delayed deliveries of fluid ends, required design modifications on recently deployed coiled tubing units, flooding in Pennsylvania and northern Mexico, and repositioning of a pressure pumping fleet from the Barnett Shale to West Texas. Additionally, third quarter 2011 results included pre-tax costs of $0.9 million related to the proposed merger of Complete and Superior Energy Services, Inc. and a foreign exchange loss of $1.6 million due to a 15% devaluation of the Mexican Peso against the U.S. dollar.

“We achieved several significant accomplishments and delivered record earnings during the quarter despite the impact from these items,” commented Joe Winkler, Chairman and Chief Executive Officer of Complete.

“Our successes during the quarter included:

•	The deployment of our third Eagle Ford frac spread under a long-term take or pay agreement;

•	The start-up of pressure pumping operations in the Permian Basin of West Texas;

•	The deployment of an additional large-diameter extended reach coiled tubing unit;

•	Improved performance of our North Dakota pressure pumping operations; and

•	Exiting the quarter with cash and restricted cash of $225.3 million.”

“Additionally, at the beginning of the fourth quarter we deployed a new 49,500 horsepower pressure pumping spread in the Marcellus under a long-term take or pay contract and we completed the acquisition of a Permian Basin focused pressure pumping, cementing and acidizing service company for $77.8 million, net of cash acquired and subject to working capital adjustments, and up to $6.5 million in additional milestone payments.”

“This acquisition along with the other investments we have recently made in West Texas provides us with a substantial platform in this well established oil basin. We now offer all of our core completion services in this market including pressure pumping, coiled tubing, well servicing and fluid management. We see meaningful opportunities to continue expanding our position in this region, which has attractive growth prospects due to the application of modern completion techniques.”

“We remain optimistic regarding activity levels in the oil and liquid-rich resource plays in North America into 2012, in spite of the current macroeconomic uncertainty. Additionally, our level of conviction regarding the long-term prospects for our business is as strong as ever based on overall industry fundamentals and the tremendous job our people have done in positioning the company for the future.”

“We look forward to completing the merger with Superior Energy Services, Inc., which we expect to close as soon as the end of this year, so we can begin realizing the powerful benefits of combining these two industry leaders,” concluded Mr. Winkler.

Complete Production Services, Inc. is a leading oilfield service provider focused on the completion and production phases of oil and gas wells. The company has established a significant presence in unconventional oil and gas plays in North America that it believes have the highest potential for long-term growth.

Complete will hold a conference call to discuss third quarter 2011 results on Wednesday, October 26, 2011 at 10:00 a.m. Eastern Time. To participate in the live conference call, dial (866) 356-4441 at least ten minutes prior to the scheduled start of the call. When prompted, provide the passcode: 14420817. The conference call will be available for replay beginning at 12:00 p.m. Eastern Time on October 26, 2011, and will be available until November 2, 2011. To access the conference call replay, please call (888) 286-8010 and use the passcode: 83134179. The call is also being webcast and can be accessed at our website at www.completeproduction.com.

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risk and uncertainties. These forward-looking statements include statements regarding future market conditions, opportunities for expansion, the anticipated closing of the company’s merger with Superior Energy Services, Inc. and the company’s future success. Such statements are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry, the uncertainty of near-term and long-term activity levels, general economic conditions in the United States and globally, and other risks described in the company’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release.

Management evaluates the performance of Complete’s operating segments using non-GAAP financial measures, including Adjusted EBITDA. Adjusted EBITDA is calculated as net income from continuing operations before net interest expense, taxes, depreciation, amortization, impairment charges and non-controlling interest. Adjusted EBITDA is not a substitute for GAAP measures of earnings and cash flow. Adjusted EBITDA is used in this press release because our management considers this measure to be an important supplemental measure of performance and believes it is used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

For more information, please contact:

Canaan Factor

Director of Investor Relations

281-372-2300

Complete Production Services, Inc.

Consolidated Statements of Operations

For the Quarters Ended September 30, 2011 and 2010 and June 30, 2011

And the Nine Months Ended September 30, 2011 and 2010

(unaudited, in thousands, except share and per share data)

	Quarter Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2011	2010	2011	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	590,289	410,270	544,232	1,623,707	1,064,489
Cost of services	379,192	257,776	346,723	1,042,269	690,023
General and administrative expense	53,830	41,448	49,871	152,453	125,128
Depreciation and amortization	48,695	44,563	49,231	146,832	134,798

	481,717	343,787	445,825	1,341,554	949,949
Income from continuing operations before interest and taxes	108,572	66,483	98,407	282,153	114,540
Interest expense	12,917	14,151	13,666	40,709	43,653
Interest income	(180)	(73)	(131)	(407)	(249)

Income from continuing operations before taxes	95,835	52,405	84,872	241,851	71,136
Tax provision	36,513	20,814	31,782	91,420	28,609

Income from continuing operations	$59,322	$31,591	$53,090	$150,431	$42,527
Discontinued operations, net of tax	$(136)	$1,439	$1,415	$2,194	$3,412

Net income	$59,186	$33,030	$54,505	$152,625	$45,939

Earnings per Share:
Continuing operations	$0.76	$0.41	$0.68	$1.94	$0.56
Discontinued operations	$(0.00)	$0.02	$0.02	$0.03	$0.04

Basic earnings per share:	$0.76	$0.43	$0.70	$1.97	$0.60

Continuing operations	$0.75	$0.41	$0.67	$1.90	$0.55
Discontinued operations	$(0.01)	$0.01	$0.02	$0.03	$0.04

Diluted earnings per share:	$0.74	$0.42	$0.69	$1.93	$0.59

Weighted average shares outstanding:
Basic	78,004	76,130	77,777	77,578	75,957
Diluted	79,445	77,792	79,187	79,080	77,395

Complete Production Services, Inc.

Condensed Consolidated Balance Sheets

As of September 30, 2011 and December 31, 2010

(in thousands)

	September 30,	December 31,
	2011	2010
	(unaudited)	(unaudited)
Assets:
Cash	$208,281	$119,135
Other current assets	543,445	416,075
Property, plant and equipment, net	1,073,825	950,932
Goodwill	252,137	247,675
Restricted cash (1)	17,000	17,000
Other long-term assets	26,274	24,162
Assets of discontinued operations	—	25,597

Total assets	2,120,962	1,800,576

Liabilities and stockholders’ equity:
Current liabilities	210,121	145,563
Long-term debt	650,000	650,000
Long-term deferred tax liabilities	275,784	190,389
Other long-term liabilities	4,512	5,916
Liabilities of discontinued operations	—	2,874

Total liabilities	1,140,417	994,742
Common stock	780	764
Treasury stock	(7,408)	(1,765)
Additional paid-in capital	688,709	657,993
Retained earnings	278,790	126,165
Cumulative translation adjustment	19,674	22,677

Total stockholders’ equity	980,545	805,834
Total liabilities and stockholders’ equity	$2,120,962	$1,800,576

(1)	Represents funds placed in escrow as a compensating balance for certain potential long-term insurance claim liabilities, effectively cash collateralizing and replacing a letter of credit.

Complete Production Services, Inc.

Consolidated Segment Information

For the Quarters Ended September 30, 2011 and 2010, and June 30, 2011

And Nine Months Ended September 30, 2011 and 2010

(in thousands, except percentages)

	Quarter Ended
	September 30,		June 30,
	2011	2010	2011
	(unaudited)	(unaudited)	(unaudited)
Revenue:
Completion and production services	$535,625	$361,457	$491,881
Drilling services (2)	54,664	48,813	52,351

Total revenues	$590,289	$410,270	$544,232

Adjusted EBITDA: (1)
Completion and production services	$154,249	$108,104	$144,931
Drilling services (2)	14,388	12,685	13,782
Corporate and other	(11,370)	(9,743)	(11,075)

Total	$157,267	$111,046	$147,638

Adjusted EBITDA as a % of Revenue:
Completion and production services	28.8%	29.9%	29.5%
Drilling services (2)	26.3%	26.0%	26.3%
Total	26.6%	27.1%	27.1%

	Nine Months Ended
	September 30, 2011	September 30, 2010

	(unaudited)	(unaudited)
Revenue:
Completion and production services	$1,464,593	$938,205
Drilling services (2)	159,114	126,284

	$1,623,707	$1,064,489

Adjusted EBITDA: (1)
Completion and production services	$420,694	$250,609
Drilling services (2)	40,561	26,622
Corporate and other	(32,270)	(27,893)

	$428,985	$249,338

Adjusted EBITDA as a % of Revenue:
Completion and production services	28.7%	26.7%
Drilling services (2)	25.5%	21.1%
Total	26.4%	23.4%

(1)	Adjusted EBITDA is a non-GAAP measure used by management, as defined in the last paragraph of this press release.
(2)

Our Products segment historically consisted of our fabrication and repair shop in north Texas and our Southeast Asian business. We sold our Southeast Asian business in July 2011 and recorded these results as discontinued operations. The remaining Products segment has been combined into the Drilling Services segment for all periods presented.

Complete Production Services, Inc.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

For the Quarters Ended September 30, 2011 and 2010, and June 30, 2011

And the Nine Months Ended September 30, 2011 and 2010

(unaudited, in thousands)

	Completion & Production Services	Drilling Services	Corporate & Other	Total
Quarter Ended September 30, 2011:
Adjusted EBITDA (1)	$154,249	$14,388	$(11,370)	$157,267
Depreciation & amortization	43,147	4,972	576	48,695

Operating income (loss)	$111,102	$9,416	$(11,946)	$108,572

Interest expense				12,917
Interest income				(180)
Income taxes				36,513

Income from continuing operations				$59,322

Quarter Ended September 30, 2010:
Adjusted EBITDA (1)	$108,104	$12,685	$(9,743)	$111,046
Depreciation & amortization	39,078	4,970	515	44,563

Operating income (loss)	$69,026	$7,715	$(10,258)	$66,483

Interest expense				14,151
Interest income				(73)
Income taxes				20,814

Income from continuing operations				$31,591

Quarter Ended June 30, 2011:
Adjusted EBITDA (1)	$144,931	$13,782	$(11,075)	$147,638
Depreciation & amortization	43,585	5,042	604	49,231

Operating income (loss)	$101,346	$8,740	$(11,679)	$98,407

Interest expense				13,666
Interest income				(131)
Income taxes				31,782

Income from continuing operations				$53,090

Nine Months Ended September 30, 2011:
Adjusted EBITDA (1)	$420,694	$40,561	$(32,270)	$428,985
Depreciation & amortization	129,988	15,063	1,781	146,832

Operating income (loss)	$290,706	$25,498	$(34,051)	$282,153

Interest expense				40,709
Interest income				(407)
Income taxes				91,420

Income from continuing operations				$150,431

Nine Months Ended September 30, 2010:
Adjusted EBITDA (1)	$250,609	$26,622	$(27,893)	$249,338
Depreciation & amortization	118,641	14,653	1,504	134,798

Operating income (loss)	$131,968	$11,969	$(29,397)	$114,540

Interest expense				43,653
Interest income				(249)
Income taxes				28,609

Income from continuing operations				$42,527

(1)	Adjusted EBITDA is a non-GAAP measure used by management, as defined in the last paragraph of this press release.